Exhibit 10.1
FIRST SUPPLEMENT TO AMENDED AND RESTATED INDENTURE
FIRST SUPPLEMENT TO AMENDED AND RESTATED INDENTURE, dated as of April 13, 2021 (this “Indenture Supplement”), to the AMENDED AND RESTATED INDENTURE, dated as of January 11, 2019 (the “Indenture”), among ACRE COMMERCIAL MORTGAGE 2017-FL3 LTD., as Issuer (the “Issuer”), ACRE COMMERCIAL MORTGAGE 2017-FL3 LLC, as Co-Issuer (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Advancing Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Note Administrator (the “Note Administrator”).
W I T N E S S E T H:
WHEREAS, the parties hereto have agreed to modify certain provisions of the Indenture as set forth in this Indenture Supplement pursuant to Section 8.1(a)(xvi) of the Indenture;
WHEREAS, all of the Holders of each Outstanding Class of Notes and of the Preferred Shares have each consented to the execution of this Indenture Supplement (and each of them has received a copy of the proposed form of this Indenture Supplement in accordance with Section 8.3 of the Indenture and is hereby waiving any applicable notice period), which consent and waiver are evidenced by the acknowledgements by such parties below;
WHEREAS, because all Noteholders have consented to this Indenture Supplement, no evidence that this Indenture Supplement will not materially adversely affect in any material respect the interests of any Noteholder is required under Section 8.1(a)(xvi).
NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.    Defined Terms. Unless otherwise noted herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture.
2.    Indenture Amendments.
(a)    Section 1.1 of the Indenture is hereby amended by inserting the following new definitions in correct alphabetical order:
“Asset Replacement Percentage”: On any date of calculation, a fraction (expressed as a percentage) where (1) the numerator is the aggregate Principal Balance of the Mortgage Assets for which interest payments under such Mortgage Assets would be calculated with reference to a rate other than the then current Benchmark and (2) the denominator is aggregate Principal Balance of all the Mortgage Assets.
“Benchmark”: Initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Determination Date”: With respect to any Interest Accrual Period, (1) if the Benchmark is LIBOR, the second London Banking Day preceding the first Business Day of such Interest Accrual Period and (2) if the Benchmark is not LIBOR, the time determined in the Benchmark Replacement Conforming Changes.
“Benchmark Replacement”: The first alternative set forth in the order below that can be determined by the Designated Transaction Representative as of the Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(4)    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(5)    the sum of: (a) the alternate rate of interest that has been selected by the Designated Transaction Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (b) the Benchmark Replacement Adjustment.
If any Benchmark Replacement is less than zero, then such Benchmark Replacement shall be deemed to be zero.
If a Benchmark Replacement is selected pursuant to clause (2) above, then on the first Business Day of each calendar quarter following such selection, the Designated Transaction Representative shall determine whether a redetermination of the Benchmark Replacement by the Designated Transaction Representative on such date would result in the selection of a Benchmark Replacement under clause (1) above, and if such redetermination would result in the selection of a Benchmark Replacement under clause (1) above, the Designated Transaction Representative will be required to promptly provide notice of the same and the applicable Benchmark Replacement Conforming Changes, if any, to the Issuer, the Co-Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Note Administrator, the Trustee, the Calculation Agent (if different from the Note Administrator) and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Website), and then (x) the Benchmark Replacement Adjustment will be redetermined utilizing the Unadjusted Benchmark Replacement corresponding to the Benchmark Replacement under clause (1) above and (y) such redetermined Benchmark Replacement will become the Benchmark on each Benchmark Determination Date on or after such date. If redetermination of the Benchmark Replacement on such date as described in the preceding sentence would not result in the selection of a Benchmark Replacement under clause (1), then the Benchmark will remain the Benchmark Replacement as previously determined.
“Benchmark Replacement Adjustment”: With respect to any Benchmark Replacement, the first alternative set forth in the order below that can be determined by the Designated Transaction Representative as of the Benchmark Replacement Date:
(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Designated Transaction Representative giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated securitization transactions at such time.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Interest Accrual Period”, setting an applicable Benchmark Determination Date and Reference Time, the timing and frequency of determining rates and making payments of interest, the method for calculating the Benchmark Replacement and other administrative matters, which may, for the avoidance of doubt, have a material economic impact on the Notes) that, the Designated Transaction Representative decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Designated Transaction Representative decides that adoption of any portion of such market practice is not administratively feasible or if the Designated Transaction Representative determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Designated Transaction Representative determines is reasonably necessary).
“Benchmark Replacement Date”:
(1) For purposes of clause (1) or (2) of the definition of “Benchmark Transition Event,” the earlier of (a) the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark and (b) the date selected by the Designated Transaction Representative and, if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, with their/its written consent, to be an appropriate Benchmark Replacement Date based on market practice;
(2) for purposes of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information;
(3) for purposes of clause (4) of the definition of “Benchmark Transition Event,” the 30th Business Day following the date of such servicer report; or
(4) for purposes of clause (5) of the definition of “Benchmark Transition Event,” the 30th Business Day following the date of such direction;
provided, however, other than with respect to clause (1)(b) above, that on or after the 60th day preceding the date on which such Benchmark Replacement Date would otherwise occur (if applicable), the Designated Transaction Representative may give written notice to the Issuer, the Co-Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Note Administrator, the Trustee, each Noteholder and the Calculation Agent (if different from the Note Administrator) in which the Designated Transaction Representative designates an earlier date (but not earlier than the 30th day following such notice) and represents that such earlier date will facilitate an orderly transition of the transaction to the Benchmark Replacement, in which case such earlier date will be the Benchmark Replacement Date. In the case of clause (1)(b) above, the Designated Transaction Representative will be required to provide written notice to the Issuer, the Co-Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Note Administrator, the Trustee, each Noteholder and the Calculation Agent (if different from the Note Administrator) at least 30 days prior to the Benchmark Replacement Date selected by the Designated Transaction Representative.
The parties hereto acknowledge that the Alternative Reference Rates Committee (the “ARRC”) announced that based on the FCA Announcement, the Benchmark Replacement Date for one-month LIBOR is expected to be on or immediately after June 30, 2023 (although if other Benchmark Transition Events occur the Benchmark Replacement Date could be earlier).
“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;
(4)    the Asset Replacement Percentage is greater than 50% based on the aggregate Principal Balance of each applicable Mortgage Loan, as reported in the most recent monthly report of the Servicer; or
(5)    if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class and the Asset Replacement Percentage is greater than 20% based on the aggregate Principal Balance of each applicable Mortgage Loan, at the direction of New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or such Affiliate.
The parties hereto acknowledge that the ARRC announced that the FCA Announcement amounted to a Benchmark Transition Event, and that the FCA Announcement constitutes a Benchmark Transition Event for purposes of this Agreement.
“Compounded SOFR”: The compounded average of SOFRs calculated for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Accrual Period or compounded in advance) being established by the Designated Transaction Representative in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)    if, and to the extent that, the Designated Transaction Representative determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Designated Transaction Representative (and, if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, with their/its written consent) giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated securitization transactions at such time.
“Corresponding Tenor”: With respect to a Benchmark Replacement, a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the prior Benchmark.
“Designated Transaction Representative”: The Directing Holder or such other person appointed by the Directing Holder in connection with the Benchmark replacement process.
“FCA Announcement”: The March 5, 2021 announcement by ICE Benchmark Administration Limited and the Financial Conduct Authority of the UK that all LIBOR settings will either cease to be provided by any benchmark administrator, or no longer be representative immediately after December 31, 2021, for all GBP, EUR, CHF and JPY LIBOR settings and one-week and two-month US dollar LIBOR settings, and immediately after June 30, 2023 for the remaining US dollar LIBOR settings, included one-month US dollar LIBOR.

“Federal Reserve Bank of New York’s Website”: The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment”: The spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate”: The rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time”: With respect to any determination of the Benchmark, (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the Benchmark Determination Date and (2) if the Benchmark is not LIBOR, the time determined by the Designated Transaction Representative in accordance with the Benchmark Replacement Conforming Changes on the Benchmark Determination Date.
“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR”: With respect to any calendar day, the secured overnight financing rate published for such day as of 3:00 p.m. New York time by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Term SOFR”: The forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Replacement Adjustment”: The meaning set forth in Section 2.16(b).
“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.
(b)    The definitions of “Non-call Period,” “Reinvestment Period” and “Redemption Price” are hereby amended and restated in their entirety as follows:
“Non-call Period”: The period from the Closing Date to and including the Business Day immediately preceding the Payment Date in March 2025 during which no Optional Redemption is permitted to occur.
“Redemption Price”: The Redemption Price of each Class of Notes or the Preferred Shares, as applicable, on a Redemption Date will be calculated as follows:
Class A Notes. The redemption price for the Class A Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class A Notes to be redeemed, together with the Class A Interest Distribution Amount (plus any Class A Defaulted Interest Amount) due on the applicable Redemption Date;
Class A-S Notes. The redemption price for the Class A-S Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class A-S Notes to be redeemed, together with the Class A-S Interest Distribution Amount (plus any Class A-S Defaulted Interest Amount) due on the applicable Redemption Date;

Class B Notes. The redemption price for the Class B Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class B Notes to be redeemed, together with the Class B Interest Distribution Amount (plus any Class B Defaulted Interest Amount) due on the applicable Redemption Date;
Class C Notes. The redemption price for the Class C Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class C Notes to be redeemed, together with the Class C Interest Distribution Amount (plus any Class C Defaulted Interest Amount) due on the applicable Redemption Date;
Class D Notes. The redemption price for the Class D Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class D Notes to be redeemed, together with the Class D Interest Distribution Amount (plus any Class D Defaulted Interest Amount) due on the applicable Redemption Date;
Class E Notes. The redemption price for the Class E Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class E Notes to be redeemed (including Deferred Interest thereon), together with the Class E Interest Distribution Amount (plus any Class E Defaulted Interest Amount) due on the applicable Redemption Date;
Class F Notes. The redemption price for the Class F Notes will be calculated on the related Determination Date and will equal the Aggregate Outstanding Amount of the Class F Notes to be redeemed (including Deferred Interest thereon), together with the Class F Interest Distribution Amount (plus any Class F Defaulted Interest Amount) due on the applicable Redemption Date; and
Preferred Shares. The redemption price for the Preferred Shares will be calculated on the related Determination Date and will be equal to the sum of all net proceeds from the sale of the Collateral in accordance with Article 12 hereof and Cash (other than the Issuer’s rights, title and interest in the property described in clause (i) of the definition of “Excepted Property”), if any, remaining after payment of all amounts and expenses, including payments made in respect of the Notes, described under clauses (1) through (14) of Section 11.1(a)(i) and clauses (1) through (18) of Section 11.1(a)(ii); provided that if there are no such net proceeds or Cash remaining, the redemption price for the Preferred Shares shall be equal to U.S.$0.
“Reinvestment Period”: The period beginning on the Closing Date and ending on and including the first to occur of the following events or dates:
(a) March 31, 2024; and
(b) the Payment Date on which all of the Notes are redeemed.
(c)    A new Section 2.16 is hereby added as follows:
Section 2.16    Benchmark Transition Event.
(a)    The Designated Transaction Representative shall provide (which it may provide by email or other electronic communication) prompt notice to the Issuer, the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Calculation Agent, each Noteholder and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Website) of its determination that a Benchmark Transition Event has occurred following the Closing Date (other than the Benchmark Transition Event related to the FCA Announcement). In addition, not less than 30 days prior to any Benchmark Replacement Date, the Designated Transaction Representative shall provide (which it may provide by email or other electronic communication) prompt notice to the Issuer, the Trustee, the Note Administrator, the Servicer, the Special Servicer, the Calculation Agent, each Noteholder and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Website) of the applicable Benchmark Replacement. From and after the designated Benchmark

Replacement Date, the then-current Benchmark shall be replaced with the Benchmark Replacement designated by the Designated Transaction Representative. Notwithstanding the occurrence of a Benchmark Transition Event, amounts payable on the Notes shall be determined based on the then-current Benchmark (which may be LIBOR as determined in accordance with the definition of “LIBOR” herein) until the occurrence of the related Benchmark Replacement Date.
(b)    If the Designated Transaction Representative determines that both (i) the Unadjusted Benchmark Replacement for the then-current Benchmark is Compounded SOFR and (ii) that a determination of the Benchmark Replacement on the first day of the most recent calendar quarter following the related Benchmark Replacement Date would result in Term SOFR being selected as the Unadjusted Benchmark Replacement (a “Term SOFR Replacement Adjustment”), then the Designated Transaction Representative shall provide written notice of such determination to the Issuer, the Co-Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), each Noteholder and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Website). After such notice and the occurrence of the Benchmark Replacement Date as a result of such notice, the then-current Benchmark shall be replaced with a Benchmark Replacement determined utilizing Term SOFR and the applicable Benchmark Replacement Adjustment, each as determined by the Designated Transaction Representative. The Designated Transaction Representative shall provide written notice of such determination of the related Benchmark Replacement Date to the Issuer, the Co-Issuer, the Advancing Agent, the Servicer, the Special Servicer, the Trustee, the Note Administrator, the Calculation Agent (if different from the Note Administrator), each Noteholder and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Website) in advance of such Benchmark Replacement Date.
(c)    In connection with the occurrence of any Benchmark Replacement Date, the Designated Transaction Representative shall describe the method to determine the Benchmark Replacement for each Benchmark Determination Date occurring on or after such Benchmark Replacement Date (until the occurrence of a Benchmark Replacement Date with respect to such Benchmark Replacement).
(d)    In connection with a Benchmark Transition Event (or notice of the Term SOFR Replacement Adjustment) and its related Benchmark Replacement Date, the Designated Transaction Representative may direct the parties hereto to enter into an amendment hereto in accordance with Section 8.1(b)(iii) to make such Benchmark Replacement Conforming Changes, if any, as Designated Transaction Representative determines may be necessary or desirable to administer, implement or adopt the applicable Benchmark or the Benchmark Replacement and the related Benchmark Replacement Adjustment. From time to time, the Designated Transaction Representative may direct the parties hereto to enter into additional amendments hereto in accordance with Section 8.1(b)(iii) to make such Benchmark Replacement Conforming Changes, if any, as Designated Transaction Representative determines may be necessary or desirable to administer, implement or adopt the applicable Benchmark or the Benchmark Replacement and related Benchmark Replacement Adjustment. So long as New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, the Designated Transaction Representative shall provide written notice to such party of any proposed Benchmark Replacement Conforming Changes. Any failure to supplement this Indenture pursuant to Section 8.1(b)(iii) on or prior to the Benchmark Replacement Date shall not affect the implementation of a Benchmark Replacement on such Benchmark Replacement Date, it being understood such matters will be binding upon the parties as described in clause (e) below pending the execution and delivery of any such amendment.
(e)    For purposes of determining the Asset Replacement Percentage in respect of a Benchmark Transition Event, the Designated Transaction Representative shall be entitled to receive and conclusively rely upon notice from the Issuer (or the Special Servicer on its behalf) of the aggregate principal balance of the Mortgage Assets for which interest payments would be calculated with reference to a benchmark other than the Benchmark on any date of determination.
(f)    Any determination, implementation, adoption, decision, proposal or election that may be made by the Designated Transaction Representative pursuant to this Section 2.16, with respect to any Benchmark

Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment or Benchmark Replacement Conforming Changes including any determination with respect to a tenor, observation period, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding on the parties hereto and the Noteholders absent manifest error, may be made in the sole discretion of the Designated Transaction Representative and may be relied upon by the Issuer, the Co-Issuer, the Note Administrator, the Trustee, the Servicer and the Special Servicer without investigation.
(g)    Notwithstanding anything to the contrary in this Indenture, the Designated Transaction Representative may send any notices with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes or any other determination or selection made under this Section 2.16, by email (or other electronic communication).
(d)    A new Section 6.1(i) is hereby added as follows:
(i)    The Note Administrator and the Trustee shall be entitled to rely upon the notices provided by the Designated Transaction Representative facilitating or specifying the Benchmark Replacement, Benchmark Replacement Date, Benchmark Replacement Conforming Changes and such other administrative procedures with respect to the calculation of any Benchmark Replacement.
(e)    Section 7.14 is hereby amended and restated in its entirety as follows:
Section 7.14    Calculation Agent.
(a)    The Issuer and the Co-Issuer hereby agree that for so long as any Notes remain Outstanding there shall at all times be an agent appointed to calculate the Benchmark in respect of each Interest Accrual Period in accordance with the terms of Schedule B attached hereto (the “Calculation Agent”). The Issuer and the Co-Issuer initially have appointed the Note Administrator as Calculation Agent for purposes of determining the Benchmark for each Interest Accrual Period. The Calculation Agent may be removed by the Issuer at any time with or without cause upon at least thirty (30) days’ prior written notice. The Calculation Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Noteholders and the Rating Agency. If the Calculation Agent is unable or unwilling to act as such or is removed by the Issuer in respect of any Interest Accrual Period, or if the Calculation Agent fails to determine the rate using the Benchmark or the Interest Distribution Amount for any Class of Notes for any Interest Accrual Period, the Issuer and the Co-Issuer shall promptly appoint as a replacement Calculation Agent a leading bank and which, if the Benchmark is LIBOR, is engaged in transactions in Eurodollar deposits in the international Eurodollar market and which does not control or is not controlled by or under common control with the Issuer or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed. If no successor Calculation Agent shall have been appointed within thirty (30) days after giving of a notice of resignation, the resigning Calculation Agent or a Majority of the Holders of the Notes, on behalf of himself and all others similarly situated, may petition a court of competent jurisdiction for the appointment of a successor Calculation Agent.
(b)    The Calculation Agent shall be required to agree that, as soon as practicable after the Reference Time, but in no event later than 11:00 a.m. (New York time) on the next succeeding Business Day (or the next succeeding London Banking Day if the Benchmark is LIBOR) immediately following each Benchmark Determination Date, the Calculation Agent shall calculate the Benchmark for the related Interest Accrual Period and will communicate such information to the Note Administrator, who shall include such calculation on the next Monthly Report following such Benchmark Determination Date. The Calculation Agent shall notify the Issuer and the Co-Issuer before 5:00 p.m. (New York time) on each Benchmark Determination Date if it has not determined and is not in the process of determining the Benchmark and the Interest Distribution Amounts for each Class of Notes, together with the reasons therefor. The determination of the Note Interest Rates and the related Interest Distribution Amounts, respectively, by the Calculation Agent shall, absent manifest error, be final and binding on all parties.

(f)    A new Section 8.1(b)(iii) is hereby added as follows:
(iii)    to provide for the Notes of each Class to bear interest based on the applicable Benchmark Replacement from and after the related Benchmark Replacement Date and/or at the direction of the Designated Transaction Representative, to make Benchmark Replacement Conforming Changes.
(g)    A new Section 10.9(a)(iv)(10) is hereby added as follows:
(10)    any notices from the Designated Transaction Representative with respect to any Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment or any supplemental indenture implementing Benchmark Replacement Conforming Changes;
(h)    A new Article 19 is hereby added as follows:
ARTICLE 19
DESIGNATED TRANSACTION REPRESENTATIVE
Section 19.1    Designated Transaction Representative.
(a)    The Issuer and the Co-Issuer hereby appoint the Directing Holder, and the Directing Holder hereby accepts the appointment as Designated Transaction Representative for purposes of determining from time to time at such intervals as it determines whether a Benchmark Transition Event has occurred for purposes of this Indenture and the Notes as set forth in Section 2.16.
(b)    The Designated Transaction Representative shall be entitled to receive, on each Payment Date, reimbursement for all reasonable outofpocket expenses incurred by it in the course of performing its obligations hereunder in the order specified in the Priority of Payments as set forth in Section 11.1 (or in such other manner in which Company Administrative Expenses are permitted to be paid under this Indenture). Such expenses shall include the reasonable compensation and out-of-pocket expenses, disbursements and advances of the Designated Transaction Representative’s agents, counsel, consultants, advisors and experts (provided that any out-of-pocket fees paid to the Designated Transaction Representative’s consultants, advisors or experts shall be limited to $75,000 over the life of the transaction). The payment obligations to the Designated Transaction Representative pursuant to this Section 19.1 shall survive the termination of this Agreement. If the Designated Transaction Representative is terminated pursuant to clause (j) below, the Designated Transaction Representative shall be entitled to be paid on the next succeeding Payment Date all expenses accruing to it to the date of such termination, resignation or removal in accordance with the Priority of Payments set forth in Section 11.1.
(c)    In the discharge of its obligations, the Designated Transaction Representative shall not be liable for actions taken or omitted to be taken unless such actions are taken or omitted to be taken by reason of the Designated Transaction Representative’s negligence. The Co-Issuers hereby waive and release, subject to the foregoing, any and all claims with respect to any action taken or omitted to be taken with respect to a Benchmark Replacement, including, without limitation, determinations as to the occurrence of a Benchmark Transition Event or a Benchmark Replacement Date, the selection of a Benchmark Replacement, the determination of the applicable Benchmark Replacement Adjustment, and the determination and implementation of any Benchmark Replacement Conforming Changes.
(d)    The Note Administrator, Calculation Agent and any third party from whom the Designated Transaction Representative receives advice in connection with the discharge of its obligations as Designated Transaction Representative will be beneficiaries of this Section 19.1.
(e)    The Designated Transaction Representative shall have no responsibility in respect of any failure to select a Benchmark Replacement due to the unavailability of sufficient guidance from the Relevant

Governmental Body or ISDA Definitions or from market practice (taking into account guidance from consultants, advisors or experts) or in the event the Designated Transaction Representative determines in its discretion that there is not otherwise an industry-accepted rate of interest, spread adjustment or methods for calculating a Benchmark Replacement. The Designated Transaction Representative shall be fully protected in acting in accordance with its understanding of the recommendations, selections, endorsements or any other guidelines provided by a Relevant Governmental Body or ISDA; provided, however, that the Designated Transaction Representative shall only be liable to the extent that it was negligent. In the event the Designated Transaction Representative has to make determinations giving due consideration to industry-accepted standards or market practice, the Designated Transaction Representative shall, unless it has acted negligent, be fully protected in making such determinations based on its understanding of current industry-accepted standards or market practice (it being understood that such standards or practices may evolve quickly and over time), and the Designated Transaction Representative may, in its sole discretion, refrain from performing its obligations until it determines that such industry-accepted standards or market practice exist to make such determinations. In all cases, the Designated Transaction Representative may consult with and shall be entitled to conclusively rely on the advice of legal counsel and the advice of consultants, advisors and experts with respect to any determination that the Designated Transaction Representative is required to make as Designated Transaction Representative and shall be protected if it acts in reliance upon such advice.
(f)    The Designated Transaction Representative shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties. Subject to the provisions of Section 14.6, the Designated Transaction Representative may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Designated Transaction Representative shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it. The Designated Transaction Representative shall in no event have any liability for the actions or omissions of the Issuer, the Servicer, the Note Administrator or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Issuer, the Servicer, the Note Administrator or another Person.
(g)    Under no circumstances shall the Designated Transaction Representative be liable for indirect, punitive, special or consequential damages under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof, even if the Designated Transaction Representative has been advised of the likelihood of such damages and regardless of the form of such action. Notwithstanding anything herein and without limiting the generality of any terms of Section 2.16 or this Section 19.1, the Designated Transaction Representative shall not have any liability to the extent of any expense, loss, damage, demand, charge or claim resulting from or caused by events or circumstances beyond the reasonable control of such party including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities markets, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions, or other similar acts. No provision of this Agreement shall require the Designated Transaction Representative to take any action that it believes to be contrary to applicable law or to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties thereunder if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Designated Transaction Representative shall not be deemed to have notice or knowledge of any provisions or terms of any Transaction Document to which it is not a party.
(h)    Subject to Section 19.1(k), the Designated Transaction Representative may resign its duties hereunder by providing the Co-Issuers, the Trustee, each Rating Agency and the Note Administrator who shall make available such information to any Privileged Person in accordance with Section 10.9, with fifteen (15) days’ prior written notice. Subject to Section 19.1(k), the Issuer may (and if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, shall at the direction of New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or such Affiliate, as applicable) remove the Designated Transaction Representative by providing the Designated Transaction Representative with at least thirty (30) days’

prior written notice (with a copy to the Trustee, each Rating Agency and the Note Administrator who shall make available such information to any Privileged Person in accordance with Section 10.9) if (i) the Designated Transaction Representative shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within fifteen (15) days (or, if such default cannot be cured in such time, shall not have given within ten (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer), (ii) the Designated Transaction Representative is dissolved (other than pursuant to a consolidation, amalgamation or merger) or has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), (iii) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Designated Transaction Representative in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Designated Transaction Representative or any substantial part of its property or order the windingup or liquidation of its affairs or (iv) the Designated Transaction Representative shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Designated Transaction Representative or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due. The Designated Transaction Representative agrees that if any of the events specified in clauses (ii), (iii) or (iv) shall occur, it shall give written notice thereof to the Co-Issuers, the Trustee, the Note Administrator, each Noteholder and each Rating Agency within three (3) Business Days after the happening of such event. The Designated Transaction Representative shall cooperate with the Issuer (and, if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, with New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or such Affiliate, as applicable) and any successor Designated Transaction Representative, and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Designated Transaction Representative.
(i)    No resignation or removal of the Designated Transaction Representative pursuant to this Section shall be effective until a successor Designated Transaction Representative shall have been appointed by the Co-Issuers that is reasonably acceptable to the Directing Holder (and , if New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or an Affiliate is the holder of a majority of the Aggregate Outstanding Amount of the Controlling Class, reasonably acceptable to New York Life Insurance Company, New York Life Insurance and Annuity Corporation and/or such Affiliate, as applicable). If a successor Designated Transaction Representative does not take office within fifteen (15) days after the retiring Designated Transaction Representative resigns or is removed, the retiring Designated Transaction Representative, the Issuer or a Majority of the Controlling Class, may petition a court of competent jurisdiction for the appointment of a successor Designated Transaction Representative at the expense of the Issuer.
3.    Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Indenture are and shall remain in full force and effect. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Indenture or for any purpose except as expressly set forth herein.
4.    Direction and Waiver. The Noteholders and Preferred Share Holders hereby direct the Note Administrator and the Trustee to execute this First Supplement to Amended and Restated Indenture and thereby waive all notice requirements by each of the Note Administrator and 17g-5 Information Provider pursuant to Section 8.3 of the Indenture. By signing this Indenture Supplement, each of the parties hereto and Noteholders hereby agree to waive the applicable notice requirements under Section 8.3 of the Indenture related to this Indenture Supplement.
5.    Conditions Precedent. Section 2 shall become effect on the date (the “Effective Date” each of the following conditions precedent have been met:

(a)    receipt by the Trustee, the Note Administrator and the Advancing Agent of this Indenture Supplement duly executed by the Co-Issuers, the Trustee, the Note Administrator, and acknowledged by each Noteholder and each Preferred Shareholder;
(b)    receipt by the Trustee and the Note Administrator of the opinion of Cadwalader, Wickersham & Taft LLP stating that the execution of this Indenture Supplement is authorized or permitted by the Indenture and that all conditions precedent thereto have been satisfied; and
(c)    receipt by the Trustee and the Note Administrator of the opinion of Cadwalader, Wickersham & Taft LLP stating that the Indenture Supplement will not cause the Issuer to (x) fail to be treated as a Qualified REIT Subsidiary or other disregarded entity of a REIT for U.S. federal income tax purposes or (y) be treated as a foreign corporation that is engaged in a trade or business in the United States for U.S. federal income tax purposes.
6.    GOVERNING LAW; Miscellaneous. (a) THIS INDENTURE SUPPLEMENT AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
(b)    This Indenture Supplement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code or UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture Supplement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.
(c)    The statements contained in the recitals to this Indenture Supplement shall be taken as the statements of the Issuer, and the Advancing Agent, the Trustee and the Note Administrator assume no responsibility for their correctness. None of the Advancing Agent, the Trustee or the Note Administrator makes any representation as to the validity or sufficiency of this Indenture Supplement (except as may be made with respect to the validity of its own obligations hereunder). In entering into this Indenture Supplement, the Advancing Agent, the Trustee and the Noteholder shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee and the Noteholder.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture Supplement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

ACRE COMMERCIAL MORTGAGE 2017-FL3 LTD., as Issuer

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Director

ACRE COMMERCIAL MORTGAGE 2017-FL3 LLC, as Co-Issuer

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Advancing Agent

By:	/s/ Amanda Perkins
Name:	Amanda Perkins
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, solely in its capacity as Note Administrator and not in its individual capacity

By:	/s/ Katherine M. O'Brien Mathis
Name:	Katherine M. O'Brien Mathis
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Trustee and not in its individual capacity

By:	/s/ Drew H. Davis
Name:	Drew H. Davis
Title:	Vice President
[First Supplement to Amended and Restated Indenture]

ACKNOWLEDGED AND AGREED, as Holders of the Class A Notes, the Class A-S Notes, the Class B Notes, the Class C Notes and the Class D Notes:

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Adam Hayden
Name:	Adam Hayden
Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	/s/ Adam Hayden
Name:	Adam Hayden
Title:	Vice President

ACKNOWLEDGED AND AGREED, as Holders of the Class E Notes, the Class F Notes and the Preferred Shares:

ACRC 2017-FL3 HOLDER LLC

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Authorized Signatory
[First Supplement to Amended and Restated Indenture]